                                                                      EXHIBIT 11
                                                                      ----------

                       THE LIMITED, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                      (Thousands except per share amounts)

                                                         Thirteen Weeks Ended
                                                     ---------------------------------

                                                      November 1,         November 2,
                                                         1997                1996
                                                     -------------       -------------
Net Income                                             $  79,682            $ 159,513
                                                     =============       =============

Common shares outstanding:
  Weighted average                                       379,454              379,454
  Dilutive effect of stock options                         3,399                  736
  Weighted average treasury shares                      (107,334)            (108,462)
                                                     -------------       -------------
  Weighted average used to calculate
   net income per share                                  275,519              271,728
                                                     =============       =============

Net income per share                                   $     .29            $     .59
                                                     =============       =============


                                                         Thirty-nine Weeks Ended
                                                      ----------------------------------

                                                       November 1,          November 2,
                                                          1997                 1996
                                                      -------------        -------------

Net Income                                              $ 132,129            $ 220,815
                                                      =============        =============
Common shares outstanding:
  Weighted average                                        379,454              379,454
  Dilutive effect of stock options                          1,942                  855
  Weighted average treasury shares                       (107,659)             (95,544)
                                                      -------------        -------------
  Weighted average used to calculate
   net income per share                                   273,737              284,765
                                                      =============        =============
Net income per share                                    $     .48            $     .78
                                                      =============        =============

Note: Exercise of the Wexner Agreement (which cannot occur prior to January 31,
  1998) was determined not to dilute reported earnings per share.